FOR IMMEDIATE RELEASE

Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS APPOINTS LAWRENCE E. KREIDER, JR.
AS CHIEF FINANCIAL OFFICER

-Thomas J. O'Keeffe to Retire-

Port Washington, New York - June 20, 2007 - Cedar Shopping Centers, Inc. (NYSE: CDR) today announced that Lawrence E. Kreider, Jr. has been named Chief Financial Officer of the Company.

Mr. Kreider has served as Executive Vice President, Chief Financial Officer and Chief Information Officer of Affordable Residential Communities (NYSE: ARC) since 2001. Prior to his tenure at ARC, Mr. Kreider served as President of Warnaco Europe and Senior Vice President, Finance, of the Warnaco Group, Inc. and prior thereto as Senior Vice President, Controller and Chief Accounting Officer of Revlon, Inc./MacAndrews & Forbes Holdings. After serving in the Navy, Mr. Kreider, a C.P.A., started his career with the accounting firm Coopers & Lybrand; he holds a B.A. degree from Yale University and an M.B.A. from The Stanford Graduate School of Business.

Leo S. Ullman, Cedar's CEO, stated, "We are delighted that Larry Kreider has joined us as the Company's Chief Financial Officer. His experience in managing financial operations, including M&A, debt and equity financings, reporting and presenting in the public markets will effectively continue to complement and enhance our Company's management strengths and capabilities."

Tom O'Keeffe, who has served as Cedar's CFO since 2002, will retire as of today, but will continue to be available to the Company as a consultant pursuant to an agreement extending through March 2010.

Mr. Ullman continued, "We are enormously grateful to Tom O'Keeffe for all he has done for our Company. He was instrumental in the Company's 2003 public offering and has been a solid contributing member of the management team responsible for Cedar's growth since that time."

As a result of the treatment for financial reporting purposes of (i) payments under such consulting agreement and (ii) accelerated amortization of non-vested deferred stock-based compensation, the Company's results of operations for the quarter ending June 30, 2007 and the full year 2007 will be reduced by a one-time charge of approximately $0.03 cents per share. Consequently, the Company is updating its 2007 guidance for Funds from Operations ("FFO") to a range of $1.22 to $1.27 per share.

About Cedar Shopping Centers

Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers and drug store-anchored convenience centers. The Company has realized significant growth in assets since its public offering in October 2003 and presently owns and operates 105 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 10.6 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions. The Company also owns 11 development parcels aggregating approximately 196 acres.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Forward-looking statements include, without limitation, statements containing the words "anticipates", "believes", "expects", "intends", "future", and words of similar import which express the Company's belief, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company's control. Certain factors that might cause such a difference include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company's market areas in particular; the financial viability of the Company's tenants; the continuing availability of shopping center acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; the Company's potential inability to realize the level of proceeds from property sales as initially expected; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to refinance debt obligations when due. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.